EXHIBIT 99.1

SJW GROUP ANNOUNCES 2021 THIRD QUARTER FINANCIAL RESULTS, REAFFIRMS 2021 GUIDANCE, AND DECLARES DIVIDEND

•2021 diluted earnings of $1.43 per share
•Reaffirms 2021 guidance range of $1.85 to $2.05 per diluted share
•Dividend of $0.34 per share declared

SAN JOSE, CA, October 28, 2021 – SJW Group (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2021. SJW Group net income was $19.1 million for the quarter ended September 30, 2021, compared to $26.1 million for the same period in 2020. Diluted earnings per share were $0.64 and $0.91 for the quarters ended September 30, 2021 and 2020, respectively. Diluted earnings per share in 2020 includes $0.89 per share from ongoing operations and a non-recurring gain on the sale of real estate investments of $0.9 million (net of tax) or $0.03 per share, offset by non-recurring expenses related COVID-19 related reserves and expenses of $0.3 million (net of tax) or $0.01 per share.

Operating revenue was $166.9 million for the quarter ended September 30, 2021, compared to $165.9 million for the same period in 2020. The $1.0 million increase in revenue was primarily attributable to $7.6 million in cumulative water rate increases, $3.3 million in net recognition of certain regulatory mechanisms in Connecticut and Maine, and $1.8 million in the recognition of balancing and memorandum accounts, partially offset by $12.9 million decrease in year over year customer usage.

Operating expenses for the quarter ended September 30, 2021, were $133.1 million, compared to $124.0 million in 2020, an increase of $9.1 million. Operating expenses include water production expenses of $72.1 million in 2021 compared to $69.7 million in 2020, an increase of $2.4 million. The increase in water production expenses was primarily attributable to $7.8 million in higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses, and $1.2 million due to a decrease in surface water supply production, partially offset by $7.5 million in lower customer usage. General and administrative expenses increased $3.2 million primarily due to the cost of regulatory fees and regulatory proceedings, contracted work, and accounts receivable activities, partially offset by lower service provider fees. In addition, maintenance expense was $1.8 million higher and depreciation and amortization was $1.4 million higher.

For the quarter ended September 30, 2021, compared to the same period in 2020, the change in other expense and income was primarily due to the sale of a real estate investments of $1.1 million in the third quarter of 2020. No similar income was earned in the third quarter of 2021.

The effective consolidated income tax rates were approximately 13% and 15% for the quarters ended September 30, 2021 and 2020, respectively. The lower effective tax rate for the quarter ended September 30, 2021 was primarily due to the impact of flow-through tax benefits.

Year-to-date net income was $42.5 million, compared to $48.2 million in 2020. Diluted earnings per share were $1.43 in the first nine months of 2021, compared to $1.68 per diluted share for the same period in 2020. Diluted earnings per share in 2021 includes $1.37 per share from ongoing operations and non-recurring income related to the Texas Water Alliance Limited (“TWA”) holdback amount of $2.7 million (net of tax) or $0.09 per share, partially offset by non-recurring expenses related to the Texas ice storms of $0.8 million (net of tax) or $0.03 per share. Diluted earnings per share in 2020 includes $1.73 per share from ongoing operations and a non-recurring gain on the sale of real estate investments of $0.9 million (net of tax) or $0.03 per share, offset by non-recurring expenses related to the Connecticut Water Service, Inc. merger and integration fees of $1.0 million (net of tax) or $0.04 per share and COVID-19 related reserves and expenses of $1.0 million (net of tax) or $0.04 per share.

Operating revenue was $433.9 million for the year-to-date period ended September 30, 2021, compared to $428.8 million in the first nine months of 2020. The $5.1 million increase was attributable to $14.0 million in cumulative water rate increases, $2.4 million in net recognition of certain regulatory mechanisms in Connecticut and Maine, $1.6 million in the recognition of balancing and memorandum accounts, and $2.0 million in revenue from new customers, partially offset by a $14.2 million decrease in customer usage and $0.8 million in winter storm customer credits in our Texas service area.

Year-to-date operating expenses increased to $354.5 million from $335.4 million in 2020, an increase of $19.1 million. Operating expenses include water production expenses of $176.7 million in 2021 compared to $171.6 million in 2020, an increase of $5.1 million. The increase in water production expenses was primarily attributable to $6.3 million in higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses and $3.9 million due to a decrease in surface water supply production, partially offset by $5.8 million in lower customer water usage. General and administrative expenses, for the year-to-date period ended September 30, 2021, increased $6.0 million primarily due to the cost of regulatory fees and regulatory proceedings, contracted work, and accounts receivable activities, partially offset by lower service provider fees. In addition, depreciation and amortization was $4.2 million higher and maintenance expense was $3.3 million higher.

Other expense and income year-to-date for 2021 included the receipt of a $3.0 million holdback amount by the Guadalupe-Blanco River Authority related to the 2017 sale of all of SJW Group’s equity interest in TWA. No similar transaction occurred in 2020. In 2020, there was a gain on the sale of a real estate investments of $1.1 million and no similar real estate investment gain was earned in 2021.

The effective consolidated income tax rates for the nine-month periods ended September 30, 2021 and 2020, were approximately 11% and 16%, respectively. The effective tax rate decreased primarily due to flow-through tax benefits and other discrete items recorded during the first quarter ended March 31, 2021.

Dividend

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.34 per share. The dividend is payable on December 1, 2021, to shareholders of record on November 8, 2021. SJW Group’s annual dividend yield at the stock market closing on October 27, 2021 was 2%. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 77 consecutive years and the annual dividend amount has increased in each of the past 53 years.

2021 Earnings Guidance

SJW Group is reaffirming earnings guidance for 2021 in the range of $1.85 per diluted share to $2.05 per diluted share.

Regulatory Highlights

California:

San Jose Water Company’s (“SJWC”) Advanced Metering Infrastructure (“AMI”) application is pending before the California Public Utilities Commission (“CPUC”). An all-party settlement agreement was submitted to the CPUC for adoption that would authorize the deployment of AMI outside of the capital budget requested in the 2021 general rate case (“GRC”). A final decision on the settlement agreement is anticipated in the first quarter of 2022.

SJWC’s 2021 GRC application for new rates in 2022 through 2024 is pending before the CPUC. The application seeks an increase of nearly $88 million in the revenue requirement over the three-year period, authorization for a $435 million capital budget, and requests to recover $18.5 million from balancing and memorandum accounts. New rates are anticipated in the second quarter of 2022. SJWC will file for interim rates to be effective on January 1, 2022.

The 2022-2024 cost of capital proceeding is also pending before the CPUC. The application requests increases in revenue and return on equity, an adjustment to the proposed capital structure, and a decrease in the cost of debt. If approved, new rates are expected to be effective in the second quarter of 2022.

Connecticut:

On October 25, 2021, the Connecticut Public Utilities Regulatory Authority (“PURA”) issued a draft decision on Connecticut Water Company’s (“CWC”) Request for Reconsideration related to treatment of excess deferred income taxes in the July 28, 2021, GRC decision. A final decision on the matter is expected on November 10, 2021. The draft decision allows CWC to increase annual revenues by $1.8 million.

CWC appreciates the time that PURA commissioners and staff invested in understanding this complex tax matter and in reaching a fair draft decision. If the final decision is unchanged from the draft, the increased revenue will be effective November 2021 and add about 2% to a typical residential customer’s bill.

The Water Infrastructure Conservation Adjustment (“WICA”) mechanism was reset to zero as part of the July 28, 2021 GRC decision. On October 26, 2021, CWC filed for a WICA increase for approximately $22 million in completed projects. Many of the projects were those that were not considered by PURA in the GRC because of the deadline in the proceeding for pro forma capital additions. If approved as submitted, the CWC expects a WICA surcharge of 2.49% to be added to customer bills in January 2022 that would generate $2.6 million in revenue.

Maine:

On September 8, 2021, Maine Water Company (“MWC”) filed a supplemental application with the Maine Public Utilities Commission (“MPUC”) for the second step in the rate plan for the Biddeford-Saco division. MWC requested $6.9 million in new base revenues related to the construction of the new Saco River Drinking Water Treatment Facility. This is a $60 million generational investment to replace a vintage facility that has been in service since 1884. A decision is expected in the second quarter of 2022 in alignment with the completion of the new treatment facility.

The MPUC authorized the use of an innovative rate-smoothing mechanism that provides a more gradual ramp to new rates driven by the completion of the new facility. A third step filing associated with the new treatment facility is expected in the second half of 2022.

Texas:

On July 23, 2021, SJWTX, Inc. (“SJWTX”) filed for authorization to serve Canyon Lakes Estates that is adjacent to its existing service area. On August 8, 2021, SJWTX filed a change in ownership application with the Public Utilities Commission of Texas (“PUCT”) to acquire Texas Country Water. A decision is expected in the first quarter of 2022. A decision on the previously filed application to acquire Kendall West and Bandera East water utilities, which are under common ownership, could be issued by the PUCT in the fourth quarter of 2021. Combined, these pending applications would add more than 1,500 service connections.

About SJW Group

SJW Group is the second-largest investor-owned pure-play water and wastewater utility, based on estimated rate base, in the United States, providing life sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

SJW Group
James P. Lynch, 408-279-7966
Chief Financial Officer and Treasurer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
REVENUE	$166,923	165,863	$433,949	428,826
OPERATING EXPENSE:
Production expenses:
Purchased water	33,121	35,130	76,434	76,953
Power	4,179	3,994	10,573	10,145
Groundwater extraction charges	23,736	20,471	59,419	54,082
Other production expenses	11,069	10,092	30,302	30,465
Total production expenses	72,105	69,687	176,728	171,645
Administrative and general	22,713	19,529	64,932	58,917
Maintenance	6,369	4,550	19,221	15,970
Property taxes and other non-income taxes	8,125	7,797	22,789	22,362
Depreciation and amortization	23,837	22,417	70,787	66,552
Total operating expense	133,149	123,980	354,457	335,446
OPERATING INCOME	33,774	41,883	79,492	93,380
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(13,535)	(13,174)	(40,655)	(39,638)
Pension non-service cost	334	(218)	999	(270)
Gain on sale of real estate investments	—	1,050	—	1,050
Gain on sale of Texas Water Alliance Limited	—	—	3,000	—
Other, net	1,244	1,130	4,782	2,935
Income before income taxes	21,817	30,671	47,618	57,457
Provision for income taxes	2,749	4,578	5,159	9,226
NET INCOME	19,068	26,093	42,459	48,231
Other comprehensive (loss) income, net	(12)	76	133	(49)
COMPREHENSIVE INCOME	$19,056	26,169	$42,592	48,182

EARNINGS PER SHARE:
Basic	$0.64	0.91	$1.44	1.69
Diluted	$0.64	0.91	$1.43	1.68
DIVIDENDS PER SHARE	$0.34	0.32	$1.02	0.96
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	29,817	28,534	29,497	28,510
Diluted	29,952	28,703	29,626	28,687

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS
Utility plant:
Land	$38,885	36,845
Depreciable plant and equipment	3,318,451	3,198,060
Construction in progress	163,262	109,976
Intangible assets	37,347	35,167
Total utility plant	3,557,945	3,380,048
Less accumulated depreciation and amortization	1,114,123	1,045,136
Net utility plant	2,443,822	2,334,912

Real estate investments	58,765	58,129
Less accumulated depreciation and amortization	15,655	14,783
Net real estate investments	43,110	43,346

CURRENT ASSETS:
Cash and cash equivalents:
Cash	14,019	5,269
Restricted cash	2,202	4,000
Accounts receivable	65,215	58,142
Accrued unbilled utility revenue	52,631	44,950
Current regulatory assets, net	3,249	1,748
Prepaid expenses	13,048	8,097
Other current assets	5,149	5,125
Total current assets	155,513	127,331

OTHER ASSETS:
Regulatory assets, net	178,861	156,482
Investments	15,289	14,367
Goodwill	628,144	628,144
Other	5,002	6,883
	827,296	805,876
	$3,469,741	3,311,465

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 29,822,182 on September 30, 2021 and 28,556,605 on December 31, 2020	$30	29
Additional paid-in capital	581,201	510,158
Retained earnings	420,411	408,037
Accumulated other comprehensive income	(931)	(1,064)
Total stockholders’ equity	1,000,711	917,160
Long-term debt, less current portion	1,420,032	1,287,580
Total capitalization	2,420,743	2,204,740

CURRENT LIABILITIES:
Lines of credit	122,072	175,094
Current portion of long-term debt	26,288	76,241
Accrued groundwater extraction charges, purchased water and power	29,030	19,184
Accounts payable	37,410	34,200
Accrued interest	17,642	12,861
Accrued payroll	13,231	14,012
Other current liabilities	21,612	19,203
Total current liabilities	267,285	350,795

DEFERRED INCOME TAXES	193,366	191,415
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	437,715	421,132
POSTRETIREMENT BENEFIT PLANS	125,005	121,597
OTHER NONCURRENT LIABILITIES	25,627	21,786
COMMITMENTS AND CONTINGENCIES
	$3,469,741	3,311,465